Exhibit 99

CONTACTS	For Immediate Release
Patty Frank, Investors, (513) 763-1992	April 14, 2008
Lori Dorer, Media, (513) 345-1685

Kendle Promotes Simon S. Higginbotham to President;
Appoints Alan J. Boyce as Chief Marketing Officer
Executive Leadership Changes Further Position
Company to Meet Strategic Growth Objectives

CINCINNATI, April 14, 2008 — Kendle (Nasdaq: KNDL), a leading, global full-service clinical research organization, today announced the promotion of Simon S. Higginbotham to the role of President. Chris Bergen, who previously had served as President and Chief Operating Officer, will continue as Chief Operating Officer. In his new role as President, Mr. Higginbotham will provide global leadership for worldwide customer and business expansion to include strategic customer relations and new market opportunities. Assuming the position of Vice President and Chief Marketing Officer held previously by Mr. Higginbotham is Alan J. Boyce, who brings extensive senior-level sales and marketing experience in the biopharmaceutical industry to Kendle. Mr. Boyce was Vice President, Global Clinical Development – Europe and Africa for Kendle from 2003 to 2007.  In his new role with Kendle he will provide global leadership for the company’s new business development and marketing initiatives. Combined, these executive leadership changes further realign Kendle with its long-term growth strategy and position the company to deliver improved value to its customers and shareholders.

“As we embark on the next stage of our corporate growth, it is imperative we have the dedicated leadership strength in place to support our needs as a larger global organization,” said Candace Kendle, PharmD, Chairman and Chief Executive Officer. “Simon Higginbotham is a proven leader within Kendle and has been a key member of our executive team since joining the company in 2004.  He has demonstrated outstanding leadership and customer focus and has delivered exceptional results across his tenure with our company, guiding our global sales organization to record results.  We are extremely pleased to announce his promotion to this new leadership role and look forward to his continued contributions to our organization.”

Dr. Kendle continued, “We also are pleased to announce the return of Alan Boyce to Kendle. Alan has an in-depth understanding of the Kendle organization and our customers and we look forward to his leadership as we continue to focus on delivering best-in-class clinical development solutions.”

Both Mr. Higginbotham and Mr. Boyce bring extensive industry expertise to their respective leadership roles. Mr. Higginbotham has more than 20 years’ experience in senior leadership positions in the CRO and biopharmaceutical industries. He currently serves on the Board of Directors of the Association of Clinical Research Organizations (ACRO).  Mr. Boyce most recently was Chief Operating Officer for Synexus, a multinational clinical study recruitment and management firm. His experience also includes 18 years in senior sales and marketing roles with Procter & Gamble Pharmaceuticals.

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About Kendle

Kendle (Nasdaq: KNDL) is a leading global clinical research organization providing the full range of early- to late-stage clinical development services for the world’s biopharmaceutical industry. Our focus is on innovative solutions that reduce cycle times for our customers and accelerate the delivery of life-enhancing drugs to market for the benefit of patients worldwide. As one of the fastest-growing global providers of Phase I-IV services we offer experience spanning 90 countries, along with industry-leading patient access and retention capabilities and broad therapeutic expertise, to meet our customers’ clinical development challenges. Kendle was named “Top CRO to Work With” in the Thomson CenterWatch 2007 survey of U.S. investigative sites and “Best CRO” for 2007 and 2006 by leading global pharmaceutical publication Scrip World Pharmaceutical News.

Additional information and investor kits are available upon request from Kendle, 441 Vine Street, Suite 1200, Cincinnati, OH 45202, United States or from the company’s Web site at www.kendle.com

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